FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2016 FINANCIAL RESULTS

Toronto, August 10, 2016 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the second quarter ended July 2, 2016. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2016 Highlights:

•

Revenues of $348.1 million for the second quarter of 2016, versus $352.3 million in the first quarter of 2016 and $277.6 million in the second quarter of 2015, a decrease of 1.2% and an increase of 25.4% respectively. Revenue was negatively impacted by approximately $3.5 million during the second quarter due to the recall of certain sunflower products.

•

Loss from continuing operations of $4.1 million, or $0.05 per diluted common share in the second quarter of 2016, compared to earnings from continuing operations of $4.8 million or $0.07 per diluted common share in the second quarter of 2015. Adjusted earnings¹ per diluted common share were $0.05 during the second quarter of 2016, compared to $0.08 during the second quarter of 2015.

•	Adjusted EBITDA¹ of $23.5 million, or 6.7% of revenues for the second quarter of 2016, versus $15.0 million, or 5.4% of revenues in the second quarter of 2015.

Year-to-date 2016 Highlights

•	Revenues of $700.5 million for the first half of 2016, versus $551.5 million in the same period last year, an increase of 27.0%.
•

Loss from continuing operations of $13.8 million, or $0.16 per diluted common share year to date, compared to earnings from continuing operations of $10.8 million or $0.16 per diluted common share during the same period in 2015. Adjusted earnings¹ per diluted common share were $0.08 during the first half of 2016, compared to $0.17 during the first half of 2015.

•	Adjusted EBITDA¹ of $45.6 million, or 6.5% of revenues year to date, versus $30.8 million, or 5.6% of revenues in the same period in 2015.

"We faced some unanticipated challenges during the second quarter, including the recall of certain sunflower products and temporary supply issues in frozen fruit that impacted our financial results," said Rik Jacobs, President and Chief Executive Officer of SunOpta Inc. "These specific challenges masked good progress against our 2016 operational goals, including strong aseptic volume growth, new business wins, considerable innovation success and continued robust demand in our international sourcing operations."

Second Quarter 2016 Results

Revenues for the second quarter of 2016 were $348.1 million, a decrease of 1.2% compared to the first quarter of 2016 and an increase of 25.4% compared to the second quarter of 2015. Revenue was negatively impacted by approximately $3.5 million during the second quarter due to the recall of certain sunflower products. Excluding the impact on revenues in the second quarter of 2016 of acquired businesses, estimated impact of the sunflower kernel recall based on shortfall against anticipated volumes and changes in commodity-related pricing and foreign exchange rates, revenues increased 0.3% in the second quarter of 2016, compared with the second quarter of 2015. This increase in revenues reflected higher demand for organic ingredients and growth in aseptic beverage volumes, offset by lower volumes of specialty raw materials driven by a reduction in contracted acres, as well as the negative impact on sales of frozen fruit due to crop shortages stemming from a late strawberry harvest and softness in retail demand.

The Consumer Products segment generated revenues from external customers of $189.6 million, a decrease of 8.1% compared to $206.3 million in the first quarter of 2016 and an increase of 63.8% compared to $115.7 million in the second quarter of 2015, due primarily to acquired businesses. The sequential decline was driven primarily by decreased volumes of IQF fruit, partially offset by growth in aseptic beverages, stronger sales of shelf-stable and refrigerated juice, and increased volumes of pouch products.

The Global Ingredients segment generated revenues from external customers of $158.5 million, an increase of 8.5% compared to $146.0 million in the first quarter of 2016 and a decline of 2.1% compared to $161.8 million in the prior year. The sequential growth was driven by increased sales of internationally sourced organic ingredients, and increased sales of domestic raw materials including seasonal sales of agronomy and other inputs. Excluding the impact on revenues of changes in commodity-related pricing, foreign exchange rates, and the impact of the recall of certain sunflower products in 2016, Global Ingredients revenue increased 2.7% in the second quarter of 2016, compared with the second quarter of 2015.

Gross profit was $36.0 million for the second quarter of 2016, compared with $31.9 million in the first quarter of 2016 and $29.7 million for the second quarter of 2015. As a percentage of revenues, gross profit for the second quarter of 2016 was 10.3% compared to 9.1% in the first quarter of 2016 and 10.7% in the second quarter of 2015. The gross profit percentage for the second quarter of 2016 would have been approximately 11.5%, excluding the impact of an acquisition accounting adjustment related to the Sunrise’s inventory sold in the second quarter of 2016, start-up costs related to the ramp-up of production at our Allentown, Pennsylvania aseptic beverage processing facility, and losses caused by the interruption of production in our roasting operations. The 0.8% increase in the second-quarter-over-second-quarter gross profit percentage on an adjusted basis was driven mainly by increased efficiency and lower costs at our beverage operations, partially offset by increased raw material costs for frozen strawberries that could not be passed on immediately to customers, as well as production inefficiencies within our frozen fruit operations caused by the late harvest and resultant shortage of strawberries.

Operating income¹ was $8.8 million, or 2.5% of revenues, compared to operating income of $2.6 million in the first quarter of 2016, and operating income of $9.0 million, or 3.2% of revenues in the second quarter of 2015. The slight decline in operating income year-over-year is attributable to higher gross profit offset by a $5.2 million increase in selling, general and administrative expenses, mainly reflecting incremental expenses from acquired businesses, as well as higher litigation-related legal costs mainly related to the Plum dispute. As a percentage of revenues, selling, general and administrative expenses were 7.0% in both the second quarter of 2016 and second quarter of 2015. Also contributing to the decrease in segment operating income was an increase in intangible asset amortization of $2.1 million in the second quarter of 2016, compared with the second quarter of 2015, reflecting the incremental amortization of identified intangible assets of acquired businesses. These factors were partially offset by a foreign exchange gain of $0.2 million in the second quarter of 2016, compared with a foreign exchange loss of $0.7 million in the second quarter of 2015. The operating income percentage for the second quarter of 2016 would have been approximately 4.0%, excluding the items mentioned above that impacted gross profit, and the impact of legal costs mainly related to the Plum dispute.

The Company reported a loss from continuing operations for the second quarter of 2016 of $4.1 million, or $0.05 per common share, compared to earnings from continuing operations of $4.8 million, or $0.07 per diluted common share during the second quarter of 2015. During the quarter the Company recognized certain charges and a gain not reflective of normal operations, including $9.7 million of legal settlement costs and litigation-related professional fees, $7.9 million of costs associated with the purchase accounting, financing, and integration of the Sunrise acquisition, $0.5 million associated with voluntary product withdrawal and recall costs, $0.3 million of costs as we ramp-up production at our Allentown aseptic facility, a $1.7 million gain on the settlement of contingent consideration on a prior acquisition, and $0.4 million of other expense items. Excluding all of these items, on an after-tax basis, Adjusted earnings¹ in the second quarter were $4.1 million or $0.05 per diluted common share, compared to Adjusted earnings¹ of $5.4 million or $0.08 per share in the second quarter of 2015.

Adjusted EBITDA¹ was $23.5 million in the second quarter of 2016, compared $15.0 million in the second quarter of 2015.

Third Quarter Outlook

Given the unexpected volatility, experienced in the second quarter, in particular in the healthy fruit platform, the Company has decided to provide additional visibility into its expectations for the third quarter of 2016. In comparison to the reported results for the second quarter of 2016, for the third quarter the Company expects revenues to increase by $10 million to $15 million, and Adjusted EBITDA¹ to increase by $2.5 million to $3.5 million. For an explanation of how the Company calculates Adjusted EBITDA¹ refer to the discussion of non-GAAP measures. The Company does not intend to provide guidance for any future periods, and the Company undertakes no obligation to correct or update the guidance provided for the third quarter of 2016, except as may be required under applicable securities laws.

Year-to date 2016 Results

Revenues for the first half of 2016 increased 27.0% to $700.5 million compared to $551.5 million for the first half of 2015. The increase in revenues was driven primarily by the acquired businesses, as well as growth in aseptic beverage and increased demand for organic ingredients. These factors were partially offset by the effect of lower commodity prices and volumes of specialty raw materials, as well as the unfavorable impact of a stronger U.S. dollar on the competitiveness of our raw material exports. In addition, sales of our roasted sunflower kernels were negatively impacted by the recall and related interruptions to our roasting operations that impacted the manufacture and sale of other roasted products as well. Excluding the impact on revenues in the first half of 2016 of acquired businesses, estimated impact of the sunflower kernel recall based on shortfall against anticipated volumes and changes in commodity-related pricing and foreign exchange rates, revenues increased 2.0%, compared with the first half of 2015.

The Consumer Products segment year to date generated revenues of $395.9 million, an increase of 68.7% compared to $234.6 million in the first six months of 2015. The year-over-year growth was driven primarily by acquisitions, growth in aseptic beverages, stronger sales of premium juice and increased volumes of pouch products offset by decreased volumes of IQF fruit within the legacy frozen business.

The Global Ingredients segment year to date generated revenues from external customers of $304.5 million, a decrease of 3.9% compared to $316.9 million in the first six months of 2015. The year-over-year decline was due primarily to lower volumes of specialty corn and soy driven by a planned reduction of contracted acres, pressure from a stronger US dollar on export sales, lower sunflower volumes attributed to the impact of the roasted kernel recall, offset by growth from increased sales of internationally sourced organic ingredients. Excluding the impact of changes including foreign exchange rates, commodity-related pricing, and the estimated impact of the sunflower kernel recall, Global Ingredients revenues increased approximately 2.1% compared to the first half of 2015, reflecting approximately 18% growth in internationally sourced organic ingredients, offset by a 15% decrease in the domestic raw material business.

Gross profit was $67.9 million for the first half of 2016, compared with $58.8 million in the first half of 2015. As a percentage of revenues, gross profit for the first half of 2016 was 9.7% compared to 10.7% in the first half of 2015. The gross profit percentage for the first half of 2016 would have been approximately 11.6%, excluding the impact of an acquisition accounting adjustment related to Sunrise’s inventory sold in the first half of 2016, startup costs related to the ramp-up of production at our Allentown aseptic facility, and losses caused by the interruption of production in our roasting operations. The 0.9% increase in the first-half-over-first-half gross profit percentage on an adjusted basis was driven mainly by increased efficiency and lower costs at our beverage operations, partially offset by increased raw material costs for frozen strawberries that could not be passed on immediately to customers, as well as production inefficiencies within our frozen fruit operations caused by the late harvest and resultant shortage of strawberries.

Operating income¹ was $11.5 million, or 1.6% of revenues, compared to $18.9 million, or 3.4% of revenues in the first half of 2015. The decline in operating income is attributed to higher gross profit that was offset by an $8.8 million increase in selling, general and administrative expenses, mainly reflecting incremental expenses from acquired businesses, increased professional fees related to ongoing legal matters, partially offset by lower overall employee compensation related costs. As a percentage of revenues, selling, general and administrative expenses were 7.0% in the first half of 2016, compared with 7.3% in the first half of 2015. Also contributing to the decrease in segment operating income was an increase in intangible asset amortization of $4.3 million in the first half of 2016, compared with the first half of 2015, reflecting the incremental amortization of identified intangible assets of acquired businesses. In addition, the decrease in segment operating income reflected a foreign exchange loss of $2.0 million in the first half of 2016, compared with a foreign exchange gain of $1.5 million in the first half of 2015. The year to date 2016 operating income percentage would have been approximately 3.7%, excluding the items mentioned above that impacted gross profit, and the impact of legal costs mainly related to the Plum dispute which the Company has now settled.

The Company reported a loss from continuing operations for the first half of 2016 of $13.8 million, or $0.16 per diluted common share, compared to earnings from continuing operations of $10.8 million, or $0.16 per diluted common share during the first half of 2015. Adjusted earnings¹ for the first half of 2016 were $6.8 million, or $0.08 per diluted share, compared with Adjusted earnings¹ of $11.8 million, or $0.17 per diluted share for the first half of 2015.

Adjusted EBITDA¹ was $45.6 million in the first half of 2016, compared to $30.8 million in the first half of the prior year.

Balance Sheet

At July 2, 2016 SunOpta's balance sheet reflected total assets of $1,215.2 million, total debt of $557.8 million, and a total debt to equity ratio of 1.38 to 1.00. At July 2, 2016 leverage was approximately 6.0 times pro forma Adjusted EBITDA¹ after factoring in the run-rate EBITDA of acquired businesses and cost synergies expected to be realized in 2016. The Company continues to expect to lower its debt and leverage over the course of 2016, however due to slower EBITDA growth in the second quarter, the timetable for de-levering by 1.0 to 1.5 times in the first 12 to 18 months following the Sunrise acquisition has been modestly extended.

On February 11, 2016, the Company entered into a five-year, $350.0 million global credit facility, which replaced the previous North American and European credit facilities, to provide financing for the working capital and general corporate needs of global operations. At July 2, 2016, outstanding borrowings were $236.3 million on this facility, and the Company had approximately $75 million of available borrowing capacity.

During the second quarter, the Company announced a voluntary recall of certain roasted sunflower kernel products produced at its Crookston, Minnesota facility. For the first half of 2016, estimated losses of $16.0 million were recognized in relation to the recall. The Company carries general liability and product recall insurance, and it expects to recover recall-related costs through these policies, less applicable deductibles. As a result, in the second quarter the Company recorded estimated insurance recoveries of $15.4 million for the losses recognized to-date.

Conference Call with accompanying presentation

SunOpta plans to host a conference call at 9:00 A.M. eastern time on Wednesday, August 10, 2016, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at www.sunopta.com. The presentation that will accompany the conference call can be downloaded at http://investor.sunopta.com.

To listen to the live call over the Internet, please go to SunOpta's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at SunOpta's website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectations regarding results of operations for the third quarter of 2016, the anticipated timing of lowering our debt and leverage, and the estimated losses and related insurance recoveries associated with the sunflower recall. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "confident", "should", "believe", "would", "may", "plans", "expect", "will", "anticipate", "estimate", "intend", "project", "potential", "continue", "might", "predict" or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such failure to retain key management and employees; issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company including incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; inability to re-finance or replace our second lien loan on satisfactory terms or at all; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended July 2, 2016 and July 4, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended	Two quarters ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
	$	$	$	$
Revenues	348,146	277,594	700,460	551,543
Cost of goods sold	312,168	247,941	632,581	492,720
Gross profit	35,978	29,653	67,879	58,823
Selling, general and administrative expenses	24,489	19,314	48,761	40,011
Intangible asset amortization	2,824	694	5,646	1,319
Other expense, net	8,433	637	12,411	741
Foreign exchange loss (gain)	(180)	653	1,992	(1,450)
Earnings (loss) from continuing operations before the following	412	8,355	(931)	18,202
Interest expense, net	11,548	1,141	22,570	2,068
Earnings (loss) from continuing operations before income taxes	(11,136)	7,214	(23,501)	16,134
Provision for (recovery of) income taxes	(7,135)	2,385	(10,221)	5,406
Earnings (loss) from continuing operations	(4,001)	4,829	(13,280)	10,728
Loss from discontinued operations attributable to Sunopta Inc.	-	(2,747)	(570)	(3,467)
Earnings (loss)	(4,001)	2,082	(13,850)	7,261
Earnings (loss) attributable to non-controlling interests	123	33	507	(22)
Earnings (loss) attributable to SunOpta Inc.	(4,124)	2,049	(14,357)	7,283
Earnings (loss) per share – basic
- from continuing operations	(0.05)	0.07	(0.16)	0.16
- from discontinued operations	-	(0.04)	(0.01)	(0.05)
	(0.05)	0.03	(0.17)	0.11
Earnings (loss) per share – diluted
- from continuing operations	(0.05)	0.07	(0.16)	0.16
- from discontinued operations	-	(0.04)	(0.01)	(0.05)
	(0.05)	0.03	(0.17)	0.11
Weighted-average number of shares outstanding (000s)
- basic	85,541	67,895	85,483	67,726
- diluted	85,557	68,226	85,501	68,047

SunOpta Inc.
Consolidated Balance Sheets
As at July 2, 2016 and January 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	July 2, 2016	January 2, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	4,292	2,274
Accounts receivable	151,299	117,412
Inventories	400,162	371,223
Prepaid expenses and other current assets	21,583	20,088
Current income taxes recoverable	20,588	21,728
Current assets held for sale	-	64,330
Total current assets	597,924	597,055

Property, plant and equipment	171,758	176,513
Goodwill	241,669	241,690
Intangible assets	189,406	195,008
Deferred income taxes	952	958
Other assets	13,455	7,979

Total assets	1,215,164	1,219,203

LIABILITIES
Current liabilities
Bank indebtedness	239,733	159,773
Accounts payable and accrued liabilities	159,872	151,831
Customer and other deposits	1,477	5,322
Income taxes payable	5,964	1,720
Other current liabilities	1,554	1,521
Current portion of long-term debt	2,140	1,773
Current portion of long-term liabilities	5,500	5,243
Current liabilities held for sale	-	52,486
Total current liabilities	416,240	379,669

Long-term debt	315,944	321,222
Long-term liabilities	15,945	17,809
Deferred income taxes	59,810	74,324
Total liabilities	807,939	793,024

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	299,128	297,987
Additional paid-in capital	23,901	22,327
Retained earnings	92,481	106,838
Accumulated other comprehensive loss	(11,367)	(6,113)
	404,143	421,039
Non-controlling interests	3,082	5,140
Total equity	407,225	426,179

Total equity and liabilities	1,215,164	1,219,203

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended July 2, 2016 and July 4, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended	Two quarters ended

	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings (loss)	(4,001)	2,082	(13,850)	7,261
Loss from discontinued operations attributable to SunOpta Inc.	-	(2,747)	(570)	(3,467)
Earnings (loss) from continuing operations	(4,001)	4,829	(13,280)	10,728
Items not affecting cash:
Depreciation and amortization	8,549	4,262	17,309	8,325
Acquisition accounting adjustment on inventory sold	3,888	-	11,514	-
Amortization and write-off of debt issuance costs	2,854	105	6,222	203
Impairment of long-lived assets	-	-	1,735	-
Deferred income taxes	(10,821)	57	(14,508)	(138)
Stock-based compensation	953	1,058	1,992	2,028
Unrealized loss (gain) on derivative instruments	(306)	996	(515)	893
Fair value of contingent considerations	(1,603)	82	(1,405)	82
Other	367	964	407	1,479
Changes in non-cash working capital, net of business acquired	(34,294)	(19,413)	(61,779)	(41,613)
Net cash flows from operations - continuing operations	(34,414)	(7,060)	(52,308)	(18,013)
Net cash flows from operations - discontinued operations	-	1,782	758	1,249
	(34,414)	(5,278)	(51,550)	(16,764)
Investing activities
Purchases of property, plant and equipment	(4,793)	(9,454)	(9,340)	(14,975)
Acquisition of businesses, net of cash acquired	-	(733)	-	(14,033)
Payment of contingent consideration	(4,554)	-	(4,554)	-
Decrease in long-term investment	700	-	700	-
Proceeds from sale of assets	-	944	-	944
Other	-	(162)	-	(192)
Net cash flows from investing activities - continuing operations	(8,647)	(9,405)	(13,194)	(28,256)
Net cash flows from investing activities - discontinued operations	1,945	(217)	1,754	(439)
	(6,702)	(9,622)	(11,440)	(28,695)
Financing activities
Increase under line of credit facilities	39,029	13,150	271,572	34,497
Repayment of line of credit facilities	-	-	(192,677)	-
Borrowings under long-term debt	-	-	432	-
Repayment of long-term debt	(523)	(168)	(11,009)	(411)
Payment of debt issuance costs	(256)	-	(4,366)
Proceeds from the exercise of stock options and employee share purchases	575	1,423	687	3,039
Proceeds from the exercise of warrants	-	3,067	-	3,879
Other	(119)	(174)	(134)	(311)
Net cash flows from financing activities - continuing operations	38,706	17,298	64,505	40,693
Net cash flows from financing activities - discontinued operations	-	(1,551)	(1,180)	(813)
	38,706	15,747	63,325	39,880

Foreign exchange gain (loss) on cash held in a foreign currency	(61)	48	(24)	27
Increase (decrease) in cash and cash equivalents in the period	(2,471)	895	311	(5,552)
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	1,288	2,063	1,707	2,170
Less: Balance included at end of period	-	(2,232)	-	(2,232)
Cash and cash equivalents - beginning of the period	5,475	1,428	2,274	7,768
Cash and cash equivalents - end of the period	4,292	2,154	4,292	2,154

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended July 2, 2016 and July 4, 2015
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended	Two quarters ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	158,498	161,848	304,520	316,905
Consumer Products	189,648	115,746	395,940	234,638
Total segment revenues from external customers	348,146	277,594	700,460	551,543

Segment gross margin:
Global Ingredients	19,828	20,579	37,920	37,898
Consumer Products	16,150	9,074	29,959	20,925
Total segment gross margin	35,978	29,653	67,879	58,823

Segment operating income (loss):
Global Ingredients	10,411	10,311	16,852	19,292
Consumer Products	663	692	(1,115)	3,252
Corporate Services	(2,229)	(2,011)	(4,257)	(3,601)
Total segment operating income	8,845	8,992	11,480	18,943

Segment gross margin percentage:
Global Ingredients	12.5%	12.7%	12.5%	12.0%
Consumer Products	8.5%	7.8%	7.6%	8.9%
Total segment gross margin	10.3%	10.7%	9.7%	10.7%

Segment operating income percentage:
Global Ingredients	6.6%	6.4%	5.5%	6.1%
Consumer Products	0.3%	0.6%	-0.3%	1.4%
Total segment operating income	2.5%	3.2%	1.6%	3.4%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense, net”.)

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, Adjusted earnings, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company's core operating performance. The non-GAAP measures of segment operating income, Adjusted earnings, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

Adjusted Earnings

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations as well as other charges and gains that we believe are not reflective of normal operations. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as Company management. Adjusted earnings and Adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

For the quarter and two quarters ended July 2, 2016, in addition to the results of discontinued operations, the Company recognized other expenses related primarily to business acquisitions, product withdrawal and recall costs, plant start-up costs related to our east coast aseptic facility, legal settlement costs and litigation-related legal fees, the write-off of debt issuance costs, and gain on settlement of contingent consideration. We do not believe these charges and gains are reflective of normal business operations. These charges and gains have been excluded to arrive at Adjusted earnings and Adjusted earnings per diluted share.

The following is a tabular presentation of Adjusted earnings and Adjusted earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

		Adjusted
	Quarter ended	earnings per
	July 2, 2016	diluted share
	$	$
Loss from continuing operations attributable to SunOpta Inc.	(4,124)	(0.05)
Adjusted for:
Legal settlement and litigation-related legal fees(a)	9,661
Costs related to business acquisitions(b)	7,905
Product withdrawal and recall costs(c)	529
Plant start-up costs(d)	278
Other(e)	412
Gain on settlement of contingent consideration(f)	(1,715)
Net income tax effect on adjusted earnings(g)	(8,825)
Adjusted earnings	4,121	0.05

		Adjusted
	Quarter ended	earnings per
	July 4, 2015	diluted share
	$	$
Earnings attributable to SunOpta Inc.	2,049	0.03
Loss from discontinued operations attributable to SunOpta Inc.	2,747	0.04
Earnings from continuing operations attributable to SunOpta Inc.	4,796	0.07
Adjusted for:
Plant start-up costs(d)	346
Litigation-related legal fees(a)	325
Other expense, net	637
Net income tax effect on adjusted earnings	(707)
Adjusted earnings	5,397	0.08

(a)	Reflects the charge of $9.0 million recorded in connection with the settlement of the Plum dispute, which is recorded in other expense. Also includes $0.7 million (2015 - $0.3 million) of litigation-related legal costs mainly associated with the Plum dispute, which are recorded in SG&A expenses.
(b)	Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the second quarter of 2016 of $3.9 million, which is recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the financing related to the Sunrise Acquisition of $2.6 million, as well as $0.9 million of additional financing costs expensed as incurred in the second quarter of 2016, which are recorded in interest expense; and $0.5 million of integration costs related to the closure and consolidation of our frozen fruit processing facilities following the Sunrise Acquisition, which are recorded in cost of goods sold and other expense.
(c)	Reflects costs of $0.2 million associated with the voluntary product withdrawal and recall of private label orange juice and certain sunflower kernel products, net of expected insurance recoveries, which are recorded in other expense, as well as a $0.3 million adjustment for the estimated lost margin caused by the interruption of production in our roasting operations, which reflects a shortfall in revenues against anticipated volumes of approximately $3.5 million, less associated cost of goods sold of approximately $3.2 million.
(d)	Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which are recorded in cost of goods sold. These start-up costs reflect the negative gross margin reported by the facility, which is expected to decrease as the facility ramps up to break- even production levels.
(e)	Other includes fair value adjustments related to contingent consideration arrangements of $0.2 million, which are recorded in other expense.
(f)	Reflects the gain on settlement of the contingent consideration obligation related to Niagara Natural, which is recorded in other income.
(g)	To tax effect the preceding adjustments and to reflect an overall estimated annual effective tax rate of approximately 30.0% on adjusted earnings before tax.

		Adjusted
	Two quarters ended	earnings per
	July 2, 2016	diluted share
	$	$
Earnings attributable to SunOpta Inc.	(14,357)	(0.17)
Loss from discontinued operations attributable to SunOpta Inc.	570	0.01
Earnings from continuing operations attributable to SunOpta Inc.	(13,787)	(0.16)
Adjusted for:
Legal settlement and litigation-related legal fees(a)	10,286
Costs related to business acquisitions(b)	20,416
Product withdrawal and recall costs(c)	1,997
Plant start-up costs(d)	1,565
Write-off of debt issuance costs(e)	215
Other(f)	1,187
Gain on settlement of contingent consideration(g)	(1,715)
Net income tax effect on adjusted earnings(h)	(13,356)
Adjusted earnings	6,808	0.08

		Adjusted
	Year ended	earnings per
	January 3, 2015	diluted share
	$	$
Loss attributable to SunOpta Inc.	7,283	0.11
Earnings from discontinued operations attributable to SunOpta Inc.	3,467	0.05
Loss from continuing operations attributable to SunOpta Inc.	10,750	0.16
Adjusted for:
Legal settlement and litigation-related legal fees(a)	794
Plant start-up costs(d)	695
Other expense, net	741
Net income tax effect on adjusted earnings	(1,173)
Adjusted earnings	11,807	0.17

(a)	Reflects the charge of $9.0 million recorded in connection with the settlement of the Plum dispute, which is recorded in other expense. Also includes $1.3 million (2015 - $0.8 million) of litigation-related legal costs mainly associated with the Plum dispute, which are recorded in SG&A expenses.
(b)	Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the first half of 2016 of $11.5 million, which is recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the financing related to the Sunrise Acquisition of $5.6 million, as well as $0.9 million of additional financing costs expensed as incurred in the second quarter of 2016, which are recorded in interest expense; and $2.4 million of integration costs related to the closure and consolidation of our frozen fruit processing facilities following the Sunrise Acquisition, which are recorded in cost of goods sold and other expense.
(c)	Reflects costs of $1.7 million associated with the voluntary product withdrawal and recall of private label orange juice and certain sunflower kernel products, net of expected insurance recoveries, which are recorded in other expense, as well as a $0.3 million adjustment for the estimated lost margin caused by the interruption of production in our roasting operations, which reflects a shortfall in revenues against anticipated volumes of approximately $3.5 million, less associated cost of goods sold of approximately $3.2 million.
(d)	Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which are recorded in cost of goods sold. These start-up costs reflect the negative gross margin reported by the facility, which is expected to decrease as the facility ramps up to break- even production levels.
(e)	Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to our North American credit facilities, which were replaced by the Global Credit Facility.
(f)	Other includes severance costs of $0.5 million and fair value adjustments related to contingent consideration arrangements of $0.4 million, which are recorded in other expense.
(g)	Reflects the gain on settlement of the contingent consideration obligation related to Niagara Natural, which is recorded in other income.
(h)	To tax effect the preceding adjustments and to reflect an overall estimated annual effective tax rate of approximately 30.0% on adjusted earnings before tax.

Segment Operating Income, EBITDA and Adjusted EBITDA

The Company defines segment operating income as "earnings (loss) from continuing operations before the following" excluding the impact of other income/expense items; EBITDA as segment operating income plus depreciation and amortization; and Adjusted EBITDA as EBITDA excluding certain charges and gains that affect the comparability of operating performance. The following is a tabular presentation of segment operating income, EBITDA, and Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

		Quarter ended	Two quarters ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
	$	$	$	$

Earnings (loss) from continuing operations	(4,001)	4,829	(13,280)	10,728
Provision for (recovery of) income taxes	(7,135)	2,385	(10,221)	5,406
Interest expense, net	11,548	1,141	22,570	2,068
Other expense, net	8,433	637	12,411	741
Total segment operating income	8,845	8,992	11,480	18,943
Depreciation and amortization	8,549	4,262	17,309	8,325
Stock based compensation	953	1,058	1,992	2,028
EBITDA	18,347	14,312	30,781	29,296
Adjustments (a)
Costs related to business acquisitions	3,888	-	11,664	-
Product withdrawal and recall costs	300	-	300	-
Plant start-up costs	278	346	1,565	695
Litigation-related legal fees	661	325	1,286	794
Adjusted EBITDA	23,474	14,983	45,596	30,785

(a) The adjustments include all adjustments in the preceding tables of Adjusted earnings that affect revenues, cost of goods sold and selling, general and administrative expenses